Target Hospitality Announces Third Quarter 2020 Results

THE WOODLANDS, Texas, November 9, 2020 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty hospitality accommodations with premium catering and value-added hospitality services in the U.S., today reported results for the three months ended September 30, 2020.

Financial and Operational Highlights for the Third Quarter 2020

●	Revenues of $48.3 million for the three months ended September 30, 2020 as compared to $81.6 million for the same period in 2019
●	Net income (loss) of $(7.9) million for the three months ended September 30, 2020, compared to a net income of $9.6 million for the third quarter of 2019
●	Basic and diluted (loss) per share of $(0.08) for the three months ended September 30, 2020
●	Adjusted EBITDA(1) of $17.0 million, compared to $40.6 million for the third quarter of 2019
●	Strong cash generation in a challenging environment, with net cash provided by operating activities of $28.6 million and Discretionary Cash Flow (“DCF”) (1) of $27.8 million for the nine months ended September 30, 2020
●	Strong balance sheet with liquidity of $64.1 million and net leverage of 4.1 times as of September 30, 2020
●	Maintaining focus on utilizing $15 million of third quarter discretionary cash flow to reduce borrowings on the Company’s revolving credit facility
●	Meaningful project activity from TC Energy Corporation’s Keystone XL pipeline project, contributing approximately $11.6 million in revenue
●	Renewed and extended lease and services agreement with CoreCivic, Inc. (“CoreCivic”) servicing the South Texas Family Residential Center (“STFRC”) for five years, expiring September 2026, securing approximately $265 million in previously uncontracted revenue

Executive Commentary

“As we continue to navigate through a challenging operating environment, Target produced solid third quarter results across our business.  We continued to experience positive trends in customer activity levels, providing steady improvement in Target’s operating metrics, from lows experienced during the second quarter, including occupancy and utilization.  These trends, along with the Company’s contract structure, including exclusivity, allowed us to benefit from improving customer demand for our premium accommodations across our network.  Further, Target is benefiting from the cost reduction initiatives it outlined early in the second quarter, which have created a leaner and more efficient operating structure.  This has allowed Target to meet the increase in accommodation demand with little incremental cost, resulting in margin expansion during the quarter.  As these trends materialized, we maintained our heightened focus on preserving our financial strength, evidenced by our strong cash generation and disciplined capital allocation, providing the ability to reduce our outstanding borrowings by $15 million during the quarter,” stated Brad Archer, President and Chief Executive Officer.

“While we remain encouraged by the increase in demand for our services offerings and continued stabilization in customer activity levels, we are cognizant that the economic recovery remains fragile.  The pace of the global demand recovery remains volatile and could be slowed, or paused, if the persistent global pandemic results in heightened restrictions being reimplemented on resurging economic activity.  Amidst these market uncertainties, we remain focused on maintaining our strong financial position with an emphasis on preserving our liquidity position.  Targets premium accommodation network has achieved substantial scale within our operating areas, allowing us to reduce capital spending and continue generating meaningful cash flow from operations over the long term,” concluded Mr. Archer.

Financial Results

Third Quarter Summary Highlights

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR and per share amounts)	September 30, 2020	September 30, 2019
Revenue	$48,263	$81,643
Net income (loss)	$(7,870)	$9,569
Earnings (loss) per share – basic and diluted	$(0.08)	$0.10
Adjusted EBITDA	$17,010	$40,610
Average daily rate (ADR)	$81.28	$80.80
Average utilized beds	4,823	10,340
Utilization	36%	83%

Revenue for the three months ended September 30, 2020 was $48.3 million compared to $81.6 million for the same period in 2019. The revenue decrease was primarily driven by a reduction in energy end-market customer activity as a result of the COVID-19 pandemic, which has created a meaningful reduction in global demand and caused significant volatility in commodity prices.  These decreases were offset by increased activity associated with TC Energy Corporation’s (“TCPL”) project, which contributed approximately $11.6 million in revenue in the third quarter of 2020. Net loss for the three months ended September 30, 2020 was $7.9 million, compared to net income of $9.6 million for the same period in 2019.

Adjusted EBITDA was $17.0 million for the three months ended September 30, 2020 compared to $40.6 million for the same period in 2019.

ADR increased by $0.48 to $81.28 for the three months ended September 30, 2020 compared to the same period in 2019.  Average utilized beds and utilization were 4,823 and 36%, respectively, for the three months ended September 30, 2020.

Capital Management

The Company had less than $1.0 million of capital expenditures, including maintenance capital, for the three months ended September 30, 2020.  Target has established a premium network with substantial scale within its core operating regions.  This scale allows Target to service increasing demand for its hospitality and accommodation services with minimal capital spending, supporting strong margins and cash flow generation.  Target anticipates total capital spending to be less than $1.0 million through the remainder of 2020.

As of September 30, 2020, the Company had $9.1 million of cash and cash equivalents, and $410 million in gross amount of total long-term debt, which included $340 million in aggregate principal amount of senior secured notes due March 2024 and borrowings of $70 million under the Company’s $125 million revolving credit facility. The Company had consolidated net leverage of 4.1 times, as defined under its credit facility.

Business Update

Target continued to see steady improvements in its operating metrics during the third quarter, as customer activity levels stabilized and demand for its Permian Basin accommodations increased.  Target anticipates these trends will continue, at a moderated pace, through the rest of the year and into 2021 providing persistent stabilizing fundamentals.  However, as market uncertainty remains Target will also be focused on maintaining financial strength through balance sheet flexibility and ongoing debt reduction.

Target has executed a five-year renewal and extension of its government services contract with CoreCivic, servicing the STFRC.  The five-year extension will expire September 30, 2026 and adds approximately $265 million in committed revenue, at the current facilities and catering services rate, over the contract term.  The combination of this government services contract renewal with CoreCivic and recent contract modifications has added, in the aggregate, over $325 million in committed revenue from 2021 into 2026.

Targets core business remains strong, and its customer base and contract structure, including exclusivity, have allowed the Company to take advantage of stabilizing market trends that reflect an increased demand for its premium hospitality and accommodation services.  These trends support the Company’s revised 2020 financial outlook.  As a result, the Company is reiterating its previously issued revised 2020 financial outlook of:

●	Total revenue between $207 and $212 million
●	Adjusted EBITDA(1) between $67 and $72 million
●	Total capital spending between $8 and $12 million, excluding acquisitions
●	Discretionary Cash Flow between $27 and $32 million

Target anticipates limited activity related to the TCPL project for the remainder of 2020, as a result the revised 2020 revenue outlook excludes additional revenue related to this project for the remainder of 2020.

TH Q3 2020 Earnings Release	Page 2 of 13

Recent Developments

On November 5, 2020 Target announced that the Board of Directors of Target Hospitality (“the Board”) has received an unsolicited non-binding proposal from Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target Hospitality that are not owned by any of Arrow, any investment fund managed by TDR or their respective affiliates, for cash consideration of $1.50 per share (the “Proposal”).

The Board intends to establish a special committee of independent directors with its own independent advisors to review the Proposal (the “Special Committee”).

The Board has just received the Proposal and neither the Board nor the Special Committee has had an opportunity to carefully review and evaluate the Proposal or make any decision with respect to the Company’s response to the Proposal. There can be no assurance that any agreement with respect to the proposed transaction will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

Segment Results – Third Quarter 2020

Permian Basin

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	September 30, 2020	September 30, 2019
Revenue	$18,968	$56,524
Adjusted gross profit(1)	$8,606	$33,285
Adjusted gross profit margin(1)	45%	59%
Average daily rate (ADR)	$89.56	$84.20
Average utilized beds	2,277	6,994
Utilization	24%	81%

Revenue for the three months ended September 30, 2020 was $19.0 million compared to $56.5 million for the same period in 2019. Revenue decreased primarily due to lower utilization as a result of significant volatility in crude oil prices leading to a sharp reduction in customer activity.  ADR increased by $5.36, to $89.56 compared to the same period in 2019.

Adjusted gross profit margin was 45% for the three months ended September 30, 2020.

Bakken Basin

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	September 30, 2020	September 30, 2019
Revenue	$1,154	$6,019
Adjusted gross profit(1)	$87	$2,895
Adjusted gross profit margin(1)	8%	48%
Average daily rate (ADR)	$98.11	$77.40
Average utilized beds	127	771
Utilization	12%	76%

Revenue for the three months ended September 30, 2020 was $1.2 million compared to $6.0 million for the same period in 2019. The decrease was attributable to select communities remaining closed in the Bakken since May 2020, as a result of the significant volatility in crude oil prices leading to a sharp reduction in customer activity.  The Company has begun to reopen lodges in the Bakken to service increased customer demand.

TH Q3 2020 Earnings Release	Page 3 of 13

Government

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	September 30, 2020	September 30, 2019
Revenue	$16,264	$16,830
Adjusted gross profit(1)	$13,213	$12,817
Adjusted gross profit margin(1)	81%	76%
Average daily rate (ADR)	$72.27	$74.50
Average utilized beds	2,400	2,400
Utilization	100%	100%

Revenue for the three months ended September 30, 2020 was $16.3 million. Average available beds of 2,400 were fully utilized for the three months ended September 30, 2020, with an ADR of $72.27.  Target has executed a five-year renewal and extension with CoreCivic of its government services contract, servicing the STFRC.  The five-year extension will expire September 30, 2026 and adds approximately $265 million in committed revenue over the contract term.

All Other

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	September 30, 2020	September 30, 2019
Revenue	$11,877	$2,270
Adjusted gross profit	$1,807	$781
Adjusted gross profit margin	15%	34%

This segment’s operations consist primarily of revenue from the construction phase of the TCPL project as well as vertically integrated specialty rental and hospitality services revenue not included in our other segments. Revenue for the three months ended September 30, 2020 was $11.9 million compared to $2.3 million for the same period in 2019. Revenue increased as a result of the significant increase in activity associated with the TCPL project.

As a result of the continued uncertainty of the scope and timing of the TCPL project, the Company anticipates minimal activity associated with this project in the fourth quarter of 2020.

Conference Call

The Company has scheduled a conference call for November 9, 2020 at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the third quarter 2020 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	1529022

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value-added hospitality services in the United States. Target Hospitality builds, owns and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors and its growing network of communities is designed to maximize workforce productivity and satisfaction.

TH Q3 2020 Earnings Release	Page 4 of 13

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and natural gas; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, remote work arrangements, contract and supply chain disruptions; operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters, including pandemics and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; our ability to meet our debt service requirements and obligations; and risks related to Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains forward-looking non-GAAP financial measures including Adjusted EBITDA and DCF. Reconciliations of these forward-looking measures to their most directly comparable GAAP financial measures are unavailable to Target Hospitality without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA or DCF to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA and DCF that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA and DCF calculation. Target Hospitality provides Adjusted EBITDA and DCF guidance because we believe that these measures, when viewed with our results under GAAP, provides useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA

TH Q3 2020 Earnings Release	Page 5 of 13

reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other expense (income), net: Other expense (income), net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary asset conversions, COVID-19 related expenses, and other immaterial non-cash charges.
●	Currency (gains) losses, net: Foreign currency transaction gains and losses.
●	Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.
●	Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination. Such amounts were funded by proceeds from the Business Combination. The current period primarily included residual tax advisory filing related expenses associated with the Business Combination.
●	Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior.
●	Officer loan expense: Non-cash charge associated with loans to certain executive officers of the Company that were forgiven and recognized as selling, general, and administrative expense upon consummation of the Business Combination. Such amounts are not expected to recur in the future.
●	Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.
●	Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary cash flow as cash flow from operations less maintenance capital spending for specialty rental assets.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Earnings per share, Net cash provided by operating activities, or other performance measures derived in accordance with GAAP. In

TH Q3 2020 Earnings Release	Page 6 of 13

addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q3 2020 Earnings Release	Page 7 of 13

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue
Services income	$24,331	$64,189	$103,526	$185,094
Specialty rental income	12,827	14,230	42,379	43,103
Construction fee income	11,105	3,224	27,634	16,786
Total revenue	48,263	81,643	173,539	244,983
Costs
Services	21,990	29,470	82,456	91,215
Specialty rental	2,560	2,395	6,864	7,203
Depreciation of specialty rental assets	11,995	11,222	37,158	31,083
Gross profit	11,718	38,556	47,061	115,482
Selling, general and administrative	8,508	11,141	28,599	66,817
Other depreciation and amortization	4,341	4,021	12,555	11,600
Restructuring costs	—	—	—	168
Currency gains, net	—	(77)	—	(77)
Other expense (income), net	(183)	440	(752)	279
Operating income (loss)	(948)	23,031	6,659	36,695
Loss on extinguishment of debt	—	—	—	907
Interest expense, net	9,913	10,172	30,113	24,056
Income (loss) before income tax	(10,861)	12,859	(23,454)	11,732
Income tax expense (benefit)	(2,991)	3,290	(5,187)	5,562
Net income (loss)	(7,870)	9,569	(18,267)	6,170
Other comprehensive income (loss)
Foreign currency translation	89	80	23	(64)
Comprehensive income (loss)	$(7,781)	$9,649	$(18,244)	$6,106

Weighted average number shares outstanding - basic and diluted	96,138,459	100,102,641	95,997,647	93,378,332

Net income (loss) per share - basic and diluted	$(0.08)	$0.10	$(0.19)	$0.07

TH Q3 2020 Earnings Release	Page 8 of 13

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$9,102	$6,787
Accounts receivable, less allowance for doubtful accounts	33,546	48,483
Other current assets	5,830	5,525
Total current assets	$48,478	60,795

Specialty rental assets, net	323,109	353,695
Goodwill and Other intangibles, net	147,827	158,904
Other non-current assets	32,079	27,398
Total assets	$551,493	$600,792

Liabilities
Accounts payable	$8,191	$7,793
Deferred revenue and customer deposits	6,895	16,809
Other current liabilities	18,027	36,319
Total current liabilities	33,113	60,921

Long-term debt, net	325,632	323,258
Revolving credit facility	70,000	80,000
Other non-current liabilities	14,988	13,211
Total liabilities	443,733	477,390

Stockholders' equity
Common stock and other stockholders' equity	88,314	85,687
Accumulated earnings	19,446	37,715
Total stockholders' equity	107,760	123,402
Total liabilities and stockholders' equity	$551,493	$600,792

TH Q3 2020 Earnings Release	Page 9 of 13

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2020	2019

Cash, cash equivalents and restricted cash - beginning of period	$6,839	$12,451

Cash flows from operating activities
Net (loss) income	(18,267)	6,170
Adjustments:
Depreciation	38,636	31,944
Amortization of intangible assets	11,077	10,739
Other non-cash items	2,472	11,061
Changes in operating assets and liabilities	(5,326)	(15,837)
Net cash provided by operating activities	$28,592	$44,077

Cash flows from investing activities
Purchases of specialty rental assets	(11,601)	(74,002)
Purchase of business	-	(30,000)
Other investing activities	1,313	870
Net cash used in investing activities	$(10,288)	$(103,132)

Cash flows from financing activities
Other financing activities	(16,027)	50,327
Net cash (used in) provided by financing activities	$(16,027)	$50,327

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14)	(17)

Change in cash, cash equivalents and restricted cash	2,263	(8,745)

Cash, cash equivalents and restricted cash - end of period	$9,102	$3,706

TH Q3 2020 Earnings Release	Page 10 of 13

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Total Revenue	$48,263	$81,643	$173,539	$244,983

Gross Profit	$11,718	$38,556	$47,061	$115,482

Adjustments:
Depreciation of specialty rental assets	11,995	11,222	37,158	31,083
Adjusted gross profit	$23,713	$49,778	$84,219	$146,565

Adjusted gross profit margin	49%	61%	49%	60%

TH Q3 2020 Earnings Release	Page 11 of 13

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Total Revenue	$48,263	$81,643	$173,539	$244,983

Net income (loss)	$(7,870)	$9,569	$(18,267)	$6,170
Income tax expense (benefit)	(2,991)	3,290	(5,187)	5,562
Interest expense, net	9,913	10,172	30,113	24,056
Loss on extinguishment of debt	-	-	-	907
Other depreciation and amortization	4,341	4,021	12,555	11,600
Depreciation of specialty rental assets	11,995	11,222	37,158	31,083
EBITDA	$15,388	$38,274	$56,372	$79,378

Adjustments
Other expense (income), net	99	723	94	1,141
Restructuring costs	-	-	-	168
Currency gains, net	-	(77)	-	(77)
Transaction expenses	26	35	382	38,028
Acquisition-related expenses	-	67	-	370
Officer loan expense	-	-	-	1,583
Target Parent selling, general, and administrative costs	-	-	-	246
Stock-based compensation	886	433	2,808	643
Other adjustments	611	1,155	3,071	1,664
Adjusted EBITDA	$17,010	$40,610	$62,727	$123,144

TH Q3 2020 Earnings Release	Page 12 of 13

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2020	2019
Net cash provided by operating activities	$28,592	$44,077
Less: Maintenance capital expenditures for specialty rental assets	(766)	(1,409)
Discretionary cash flows	$27,826	$42,668

Purchase of specialty rental assets	(11,601)	(74,002)
Purchase of property, plant and equipment	(182)	(154)
Purchase of business, net of cash acquired	—	(30,000)
Repayments from affiliates	—	638
Receipt of insurance proceeds	619	386
Proceeds from sale of specialty rental assets and other property, plant and equipment	876	—
Net cash provided by (used in) investing activities	$(10,288)	$(103,132)

Proceeds from borrowings on Senior Secured Notes, net of discount	—	336,699
Principal payments on finance and capital lease obligations	(10,654)	(1,970)
Proceeds from borrowings on finance and capital lease obligations	10,151	—
Principal payments on borrowings from ABL	(52,500)	(32,790)
Proceeds from borrowings on ABL	42,500	82,240
Repayment of affiliate note	—	(3,762)
Contributions from affiliate	—	39,107
Recapitalization	—	218,752
Recapitalization - cash paid to Algeco Seller	—	(563,134)
Payment of deferred financing costs	—	(19,799)
Restricted shares surrendered to pay tax liabilities	(206)	(57)
Purchase of treasury stock	(5,318)	(4,959)
Net cash provided by (used in) financing activities	$(16,027)	$50,327

TH Q3 2020 Earnings Release	Page 13 of 13